Exhibit 3.21

State of Delaware Secretary of State Division of Corporations Delivered 02:33 PM 02/13/2007 FILED 02:30 PM 02/13/2007 SRV 070162274 – 0800568 FILE

AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

FT INTERACTIVE DATA CORPORATION

FT Interactive Data Corporation, a corporation organized under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “Act”), executes the following Amendment to the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 11, 1974 (the “Certificate”):

A. The Certificate is hereby amended by striking out Article 1 thereof and substituting in lieu of said Article the following new Article:

“1. The name of the Corporation is Interactive Data Pricing and Reference Data, Inc.”

B. All other provisions of the Certificate shall remain unmodified and in full force and effect.

C. The Amendment of the Certificate has been duly adopted in accordance with the provisions of Section 242 of the Act.

D. The effective date of the amendment of the Certificate shall be February 20, 2007.

IN WITNESS WHEREOF, the Corporation, for purposes of amending the Certificate pursuant to the Act, does make, file and record this Amendment to the Certificate of Incorporation of FT Interactive Data Corporation, and does hereby certify under the penalties of perjury that the facts herein stated are true, and has caused this Certificate to be executed by Steven G. Crane, its President, this 8th day February 2007.

FT INTERACTIVE DATA CORPORATION

By:
	Name:	Steven G. Crane
	Title:	President